Exhibit 99.1

News Release

Nucor Chief Financial Officer Jim Frias to Retire;

Steve Laxton to be Promoted

CHARLOTTE, NORTH CAROLINA, February 23, 2022 – Nucor Corporation (NYSE: NUE) announced today that Jim Frias, Chief Financial Officer, Treasurer and Executive Vice President, plans to retire effective June 11, 2022, and will transition out of the role as of March 6, 2022. Steve Laxton, Vice President of Business Development and Strategic Planning, has been named his successor. Messrs. Frias and Laxton will work together over the next several months to conduct a seamless transition of CFO responsibilities.

Mr. Frias, 65, joined Nucor in 1991 as Controller of Nucor Building Systems – Indiana. Over the years, he took on roles with increasing levels of responsibility, serving as Controller of Nucor Steel – Indiana and later as Corporate Controller. He was promoted to Vice President in 2006 and has served as Chief Financial Officer, Treasurer and Executive Vice President since January 2010.

During his tenure as CFO, Mr. Frias helped navigate some of the most challenging times in the steel industry and was part of the team that achieved record performance in 2021—setting new records for earnings, revenue, steel shipments and, most importantly, safety. Mr. Frias also established a capital allocation framework that has been a key part of helping Nucor achieve its most recent success. Since 2010, Nucor has returned more than $10 billion to stockholders in the form of dividends and share repurchases, while generating an average annual return on stockholders’ equity of more than 13% and maintaining the strongest credit ratings in our industry.

Leon Topalian, Nucor’s President and CEO, commented, “Jim’s impact as a Nucor teammate over the last 30 years and as CFO for the last 12 years has been tremendous and will have a lasting effect on our company. Jim has ensured that we maintain our strong financial position, allowing us to reinvest to strategically position and grow our portfolio of capabilities across the steel value chain. Equally impressive as his financial stewardship are his integrity and his nurturing of Nucor’s team-oriented culture. I am personally grateful to Jim for his expertise, guidance and candor as I transitioned into the CEO role over the last few years.

“On behalf of all my Nucor teammates, I want to thank Jim for his leadership and for his immeasurable contributions to the long-term success of Nucor. We wish Jim and his family a long and happy retirement.”

“It’s been a privilege to have served this great company for three decades and to have worked with such an outstanding team,” said Jim Frias. “I am confident in Nucor’s continued success and look forward to working alongside Steve over the coming months to ensure a smooth transition.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com

News Release

Nucor Chief Financial Officer Jim Frias to Retire;

Steve Laxton to be Promoted (Continued)

Mr. Laxton, 51, began his career with Nucor in 2003 as General Manager of Business Development and was promoted to Vice President in 2014.    Prior to joining Nucor, Mr. Laxton worked for Cinergy Corp., holding various positions including Director of Asset Management and Manager of Corporate Development. Prior to Cinergy, he held various financial roles with Ashland, Inc., North American Stainless and National City Bank. Mr. Laxton holds a Bachelor of Science degree in Finance and Marketing from Georgetown College and a Master of Business Administration from the University of Kentucky.

“Steve is a proven leader whose 19 years of experience with Nucor have positioned him well to take on this new responsibility,” said Mr. Topalian. “He has a strong track record of strategic thinking, financial acumen and exceptional leadership. He will be a great addition to our executive management team. Jim’s retirement and Steve’s promotion are the product of the robust and thoughtful succession planning process that has been a strategic priority throughout Nucor for many years.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

For Investor/Analyst Inquiries—Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries—Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com